Exhibit 99.8

Consent of Mark T. Bertolini

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by CVS Health Corporation (“CVS Health”) with the Securities and Exchange Commission on January 4, 2018, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of CVS Health, effective upon completion of the merger as described in the Registration Statement.

/s/ Mark T. Bertolini
Name:	Mark T. Bertolini

Date: January 4, 2018